                                    SUNRUNNER
                                11400 4TH STREET
                            ST. PETERSBURG, FLORIDA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 14, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    July 7, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al. ("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: SUNRUNNER
    11400 4TH STREET
    ST. PETERSBURG, PINELLAS COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above- referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 200 units with a total of 145,272 square feet of rentable area. The improvements were built in 1981. The improvements are situated on 16.7 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 98% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
SUNRUNNER, ST. PETERSBURG, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 14, 2003 is:

                                       ($7,200,000)

                                Respectfully submitted,
                                AMERICAN APPRAISAL ASSOCIATES, INC.

                                -s- Alice MacQueen
July 7, 2003                    Alice MacQueen
#053272                         Vice President, Real Estate Group
                                Florida Certified General Real Estate Appraiser
                                 #RZ0002202

Report By:
Alice MacQueen

AMERICAN APPRAISAL ASSOCIATES, INC.                    TABLE OF CONTENTS PAGE 3
SUNRUNNER, ST. PETERSBURG, FLORIDA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary.......................................................      4
Introduction............................................................      9
Area Analysis...........................................................     11
Market Analysis.........................................................     14
Site Analysis...........................................................     16
Improvement Analysis....................................................     16
Highest and Best Use....................................................     17

                                   VALUATION

Valuation Procedure.....................................................     18
Sales Comparison Approach...............................................     20
Income Capitalization Approach..........................................     26
Reconciliation and Conclusion...........................................     37

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 4
SUNRUNNER, ST. PETERSBURG, FLORIDA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  Sunrunner
LOCATION:                       11400 4th Street
                                St. Petersburg, Florida

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee simple estate

DATE OF VALUE:                  May 14, 2003
DATE OF REPORT:                 July 7, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

   Size:                        16.7 acres, or 727,452 square feet
   Assessor Parcel No.:         18 30 17 87363 001-10
   Floodplain:                  Community Panel No. 125148 0002B (Not Available)
                                Flood Zone Not Available,an area inside the
                                floodplain.
   Zoning:                      RO-P (Residential Office Parkway District)

BUILDING:

   No. of Units:                200 Units
   Total NRA:                   145,272 Square Feet
   Average Unit Size:           726 Square Feet
   Apartment Density:           12.0 units per acre
   Year Built:                  1981

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                                           Market Rent
                                            Square    ---------------------   Monthly         Annual
Unit Type                                    Feet     Per Unit      Per SF    Income          Income
--------------                              ------    --------      ------   --------       ----------
1A10 - 1Br/1Ba                               600        $535         $0.89   $ 38,520       $  462,240
1B10 - 1Br/1Ba                               615        $545         $0.89   $  4,360       $   52,320
1C10 - 1Br/1Ba                               703        $615         $0.87   $ 19,680       $  236,160
2A20 - 2Br/2Ba                               810        $650         $0.80   $ 31,200       $  374,400
2B20 - 2Br/2Ba                               860        $735         $0.85   $  5,880       $   70,560
2C20 - 2Br/2Ba                               903        $750         $0.83   $ 24,000       $  288,000
                                                                     -----   --------       ----------
                                                                     Total   $123,640       $1,483,680
                                                                     =====   ========       ==========

OCCUPANCY:                                   98%
ECONOMIC LIFE:                               45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 5
SUNRUNNER, ST. PETERSBURG, FLORIDA

EFFECTIVE AGE:                                     22 Years
REMAINING ECONOMIC LIFE:                           23 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

      [CLUBHOUSE PICTURE]                    [INTERIOR VIEW - CLUBHOUSE PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 6
SUNRUNNER, ST. PETERSBURG, FLORIDA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                          Hold for future multi-family development
  As Improved:                        Continuation as its current use

METHOD OF VALUATION:                  In this instance, the Sales Comparison and
                                      Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 7
SUNRUNNER, ST. PETERSBURG, FLORIDA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                                  Amount            $/Unit
                                                                  ------            ------
DIRECT CAPITALIZATION
Potential Rental Income                                    $1,483,680              $  7,418
Effective Gross Income                                     $1,465,312              $  7,327
Operating Expenses                                         $  691,266              $  3,456             47.2% of EGI
Net Operating Income:                                      $  724,046              $  3,620

Capitalization Rate                                        9.75%
DIRECT CAPITALIZATION VALUE                                $7,400,000 *            $ 37,000 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                             10 years
2002 Economic Vacancy                                      8%
Stabilized Vacancy & Collection Loss:                      10%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                               10.50%
Discount Rate                                              12.00%
Selling Costs                                              2.00%
Growth Rates:
  Income                                                   2.50%
  Expenses:                                                3.00%
DISCOUNTED CASH FLOW VALUE                                 $7,300,000 *            $ 36,500 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $7,300,000              $ 36,500 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                       $   25,000 to $34,583
  Range of Sales $/Unit (Adjusted)                         $   31,500 to $39,096
VALUE INDICATION - PRICE PER UNIT                          $7,000,000 *            $ 35,000 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                       4.02 to 5.69
  Selected EGIM for Subject                                4.75
  Subject's Projected EGI                                  $1,465,312
EGIM ANALYSIS CONCLUSION                                   $7,000,000 *            $ 35,000 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $7,200,000 *            $ 36,000 / UNIT

RECONCILED SALES COMPARISON VALUE                          $7,000,000              $ 35,000 / UNIT

-------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 8
SUNRUNNER, ST. PETERSBURG, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                            $7,000,000
  NOI Per Unit                                              $7,200,000
  EGIM Multiplier                                           $7,000,000
INDICATED VALUE BY SALES COMPARISON                         $7,000,000        $35,000 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                             $7,400,000
  Discounted Cash Flow Method:                              $7,300,000
INDICATED VALUE BY THE INCOME APPROACH                      $7,300,000        $36,500 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                        $7,200,000        $36,000 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 9
SUNRUNNER, ST. PETERSBURG, FLORIDA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 11400 4th Street, St. Petersburg, Pinellas County, Florida. St. Petersburg identifies it as 18 30 17 87363 001-10.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Alice May MacQueen on 14, 2003. Alice MacQueen performed the research, valuation analysis and wrote the report. Alice MacQueen has extensive experience in appraising similar properties and meets the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 14, 2003. The date of the report is July 7, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
SUNRUNNER, ST. PETERSBURG, FLORIDA

     "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
  MARKETING PERIOD:                     6 to 12 months
  EXPOSURE PERIOD:                      6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Century Properties Fund
XIX. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
SUNRUNNER, ST. PETERSBURG, FLORIDA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of St. Petersburg, Florida. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES
East - Tampa Bay
West - 9th Street
South - 38th Avenue
North - I-275/Howard Franklin Bridge

MAJOR EMPLOYERS

Major employers in the subject's area include Hillsborough County School System, GTE Florida, Tampa International Airport, University of South Florida, City of Tampa, Publix, Tampa General Hospital, AT&T, Paradyne and Kash n' Karry Food Stores, Inc. As Florida's wealthiest market, Tampa Bay ranks 1st in effective buying income and 1st in retail sales. Housing is very affordable and household incomes are increasing. The cost of living is about 5% below the national average. Employment throughout the Bay Area is very diverse. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
SUNRUNNER, ST. PETERSBURG, FLORIDA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                          AREA
                                     ----------------------------------------------
CATEGORY                             1-Mi. RADIUS      3-Mi. RADIUS    5-Mi. RADIUS           MSA
----------------------------         ------------      ------------    ------------        ---------
POPULATION TRENDS
Current Population                      11,668            39,448         118,116           2,442,120
5-Year Population                       12,498            41,343         121,224           2,591,303
% Change CY-5Y                             7.1%              4.8%            2.6%                6.1%
Annual Change CY-5Y                        1.4%              1.0%            0.5%                1.2%

HOUSEHOLDS
Current Households                       6,665            20,365          53,804           1,029,700
5-Year Projected Households              7,218            21,563          55,553           1,095,882
% Change CY - 5Y                           8.3%              5.9%            3.3%                6.4%
Annual Change CY-5Y                        1.7%              1.2%            0.7%                1.3%

INCOME TRENDS
Median Household Income               $ 39,746           $36,696        $ 33,811          $   35,241
Per Capita Income                     $ 30,413           $28,011        $ 22,807          $   22,508
Average Household Income              $ 55,501           $54,145        $ 50,136          $   53,389

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                         AREA
                                     ----------------------------------------------
CATEGORY                             1-Mi. RADIUS      3-Mi. RADIUS    5-Mi. RADIUS           MSA
----------------------------         ------------      ------------    ------------        ---------
HOUSING TRENDS
% of Households Renting                 64.24%            44.57%          29.07%             24.86%
5-Year Projected % Renting              63.75%            45.45%          29.39%             24.59%

% of Households Owning                  21.39%            41.30%          56.06%             60.90%
5-Year Projected % Owning               22.08%            40.81%          56.12%             61.88%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
SUNRUNNER, ST. PETERSBURG, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - 116th Avenue and Lakeview Apartments
South - Bayview Retail Center and Office Plaza
East - 4th Street, across the street are Windward Point and Lincoln Shores apartment communities
West  - The Camden Lakes apartment community

CONCLUSIONS

The subject is well located within the city of St. Petersburg. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
SUNRUNNER, ST. PETERSBURG, FLORIDA

                                MARKET ANALYSIS

The subject property is located in the city of St. Petersburg in Pinellas County. The overall pace of development in the subject's market is more or less stable. There are currently 427 new units in three separate communities under construction the subject's Peninsula-South submarket. Of these, 76 units remain to be completed in the subject's immediate neighbor-hood. According to information supplied by on-site management, the new units added to the neighborhood in recent years have had little, if any, impact on rentals at the subject property due to the much higher asking rents at the newer properties. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                             Region                                   Submarket
------                             ------                                   ---------
3Q00                                5.7%                                       3.9%
1Q01                                6.4%                                       4.4%
3Q01                                7.7%                                       6.4%
1Q02                                9.1%                                       6.2%
3Q02                                9.2%                                       8.7%

Source: Apartment Index Report, December 2002, by Carolinas Real Data

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. The downward trend in occupancy rates in the subject's submarket is considered the result of the number of new units added over the period. This trend can be expected to continue over the near term as additional new units are added. Based on a review of the subject's occupancy levels during this period, it outperformed the market and thus supports the comments of on-site management that the subject is less affected by new development due to the large disparity in asking rents. Rather, the most significant impact on occupancy rates is attributed to low interest rates and the increasing trend toward homeownership.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
SUNRUNNER, ST. PETERSBURG, FLORIDA

                             HISTORICAL AVERAGE RENT

Period                             Region                % Change        Submarket      % Change
------                             ------                --------        ---------      --------
3Q00                                $675                    -              $650             -
1Q01                                $689                  2.1%             $669           2.9%
3Q01                                $703                  2.0%             $678           1.3%
1Q02                                $725                  3.1%             $688           1.5%
3Q02                                $726                  0.1%             $691           0.4%

Source: Apartment Index Report, December 2002, by Carolinas Real Data

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

No.           Property Name           Units             Ocpy.   Year Built       Proximity to subject
-------      ----------------         -----             -----   ----------     -------------------------
R-1          Sandpiper                 276               96%     1975, 1984    0.5-mile south of subject
R-2          Lincoln Shores            631               90%       1984        Across the street
R-3          Camden Lakes              688               92%       1983        Adjacent
R-4          Lakeside Village          304               94%       1972        Across the street
R-5          Crosswinds                208               95%       1987        Less than one mile
Subject      Sunrunner                 200               98%       1981

Average rent in the subject's submarket stands at $691 with rents increasing only $2.09 for existing units between May and November 2002. This is down considerably from the increases seen during previous quarters of $7.06 (1st/02), $8.72 (3rd/01), and $16.39 (1st/01). There has been a recent surge of new construction of units throughout the Tampa Bay area. This, coupled with low interest rates and an increased desire in homeownership has resulted in slower absorption, higher vacancies, and minimal rent increases. This trend will likely continue until such time as supply and demand equalizes and the market stabilizes.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
SUNRUNNER, ST. PETERSBURG, FLORIDA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   16.7 acres, or 727,452 square feet
  Shape                       Generally rectangular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
    Community Panel           125148 0002B, dated Not Available
    Flood Zone                Zone Not Available
  Zoning                      RO-P, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                            ASSESSED VALUE - 2002
                              ----------------------------------------------       TAX RATE /         PROPERTY
PARCEL NUMBER                    LAND            BUILDING           TOTAL          MILL RATE            TAXES
--------------                ----------        ----------        ----------       ---------          --------
18 30 17 87363
    001-10                    $1,600,000        $4,700,000        $6,300,000        0.02468           $155,462

IMPROVEMENT ANALYSIS

  Year Built                  1981
  Number of Units             200
  Net Rentable Area           145,272 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Wood or vinyl siding

    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              basketball court, sand volleyball, tennis court, racquetball court, gym room, car wash, laundry room, freshwater lake, and parking area.

  Unit Amenities              Individual unit amenities include a balcony, and
                              washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
SUNRUNNER, ST. PETERSBURG, FLORIDA

                              disposal, and oven.

Unit Mix:

                                                Unit Area
Unit Type             Number of Units           (Sq. Ft.)
--------------        ---------------           ---------
1A10 - 1Br/1Ba              72                    600
1B10 - 1Br/1Ba               8                    615
1C10 - 1Br/1Ba              32                    703
2A20 - 2Br/2Ba              48                    810
2B20 - 2Br/2Ba               8                    860
2C20 - 2Br/2Ba              32                    903

Overall Condition                          Average
Effective Age                              22 years
Economic Life                              45 years
Remaining Economic Life                    23 years
Deferred Maintenance                       None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1981 and consist of a 200-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
SUNRUNNER, ST. PETERSBURG, FLORIDA

                            THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
SUNRUNNER, ST. PETERSBURG, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
SUNRUNNER, ST. PETERSBURG, FLORIDA

                           SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
SUNRUNNER, ST. PETERSBURG, FLORIDA

SUMMARY OF COMPARABLE SALES -IMPROVED


                                                        COMPARABLE              COMPARABLE
DESCRIPTION                      SUBJECT                  I - 1                    I - 2
------------------------   --------------------  -----------------------  -----------------------
  Property Name            Sunrunner             Country Crossing         Ashley Square

LOCATION:

  Address                  11400 4th Street      7903 Holly Lea Court     5606 Josephine Court

  City, State              St. Petersburg,       Tampa, FL                Tampa, FL
                           Florida

  County                   Pinellas              Hillsborough             Hillsborough
PHYSICAL CHARACTERISTICS:

  Net Rentable Area (SF)   145,272               204,335                  198,528
  Year Built               1981                  1974                     1970
  Number of Units          200                   232                      188

  Unit Mix:                     Type      Total   Type             Total    Type            Total
                           1A10 - 1Br/1Ba   72   1Br/1BA            128   1Br/1BA             77
                           1B10 - 1Br/1Ba    8   2Br/2BA             74   2Br/2BA             88
                           1C10 - 1Br/1Ba   32   3Br/2BA             30   3Br/2BA             23
                           2A20 - 2Br/2Ba   48
                           2B20 - 2Br/2Ba    8
                           2C20 - 2Br/2Ba   32

  Average Unit Size (SF)   726                   881                      1,056
  Land Area (Acre)         16.7000               11.8800                  9.4100
  Density (Units/Acre)     12.0                  19.5                     20.0
  Parking Ratio
    (Spaces/Unit)          1.50                  Adequate                 Adequate

  Parking Type (Gr.,
    Cov., etc.)            Garage, Open Covered  Open                     Open
CONDITION:                 Good                  Fair                     Average
APPEAL:                    Good                  Fair                     Average
AMENITIES:

  Pool/Spa                 Yes/No                Yes/No                   Yes/No
  Gym Room                 Yes                   Yes                      Yes
  Laundry Room             Yes                   Yes                      Yes
  Secured Parking          No                    No                       No
  Sport Courts             No                    No                       No
  Washer/Dryer
  Connection               Yes                   No                       No
OCCUPANCY:                 98%                   90%                      80%
TRANSACTION DATA:

  Sale Date                                      July, 2002               February, 2002
  Sale Price ($)                                 $5,800,000               $5,600,000
  Grantor                                        TCI Country              Davna
                                                 Crossing, Inc.           Investments, Ltd

  Grantee                                        Centurion                Ashley Square
                                                 Partners II, LLC         Realty Corp

  Sale Documentation                             Doc# 11829-0478          Doc# 11405-0982
  Verification                                   CoStar  Realty           CoStar Realty
  Telephone Number

ESTIMATED PRO-FORMA:                                Total $  $/Unit  $/SF    Total $  $/Unit  $/SF
  Potential Gross Income                          $1,604,832 $6,917 $7.85  $1,558,560 $8,290 $7.85
  Vacancy/Credit Loss                             $  160,483 $  692 $0.79  $  311,712 $1,658 $1.57
  Effective Gross Income                          $1,444,349 $6,226 $7.07  $1,246,848 $6,632 $6.28
  Operating Expenses                              $  893,200 $3,850 $4.37  $  718,724 $3,823 $3.62
  Net Operating Income                            $  551,149 $2,376 $2.70  $  528,124 $2,809 $2.66

NOTES:                                           Similar neighborhood.    Located off Dale Mabry,
                                                 Overall fair to avg      very near subject. Small
                                                 condition but overall    community w/limited land-
                                                 inferior to the subject  scaping/curb appeal

  PRICE PER UNIT                                      $ 25,000                   $ 29,787
  PRICE PER SQUARE FOOT                               $  28.38                   $  28.21
  EXPENSE RATIO                                           61.8%                      57.6%
  EGIM                                                    4.02                       4.49
  OVERALL CAP RATE                                        9.50%                      9.43%
  Cap Rate based on Pro Forma or Actual Income?       ACTUAL                     ACTUAL


                                 COMPARABLE                COMPARABLE              COMPARABLE
DESCRIPTION                         I - 3                    I - 4                    I - 5
------------------------   ------------------------  ---------------------  ----------------------
  Property Name            Falls of Tampa Bay        Horizon Park           Swan Lake

LOCATION:

  Address                  4610 North                4900 N MacDill         3401 N. Lakeview Drive
                           Armenia Avenue            Avenue

  City, State              Tampa, FL                 Tampa, FL              Tampa, FL

  County                   Hillsborough              Hillsborough           Hillsborough
PHYSICAL CHARACTERISTICS:

  Net Rentable Area (SF)   165,600                   96,200                 165,000
  Year Built               1984                      1976                   1982
  Number of Units          240                       128                    244

  Unit Mix:                 Type             Total    Type           Total   Type        Total
                           1Br/1BA            132    1Br/1BA           84   1Br/1BA
                           2Br/2BA            108    2Br/2BA           44   2Br/2BA
                                                     3Br/2BA                3Br/2BA




  Average Unit Size (SF)   690                        752                    676
  Land Area (Acre)         5.0290                    5.1300                 14.0000
  Density (Units/Acre)     47.7                      25.0                   17.4
  Parking Ratio
    (Spaces/Unit)          Adequate                  Adequate               Adequate

  Parking Type (Gr.,
    Cov., etc.)            Open                      Open                   Open
CONDITION:                 Average                   Average                Average
APPEAL:                    Average                   Average                Average
AMENITIES:

  Pool/Spa                 Yes/No                    Yes/No                 Yes/No
  Gym Room                 Yes                       Yes                    Yes
  Laundry Room             Yes                       Yes                    Yes
  Secured Parking          No                        No                     No
  Sport Courts             No                        No                     No
  Washer/Dryer
    Connection             No                        No                     No
OCCUPANCY:                 95%                       93%                    Unknown
TRANSACTION DATA:

  Sale Date                December, 2001            June, 2000             December, 2000
  Sale Price ($)           $8,300,000                $3,550,000             $6,360,000
  Grantor                  ERP Operating, LP         Merecorp, Inc          UNUM Life
                                                                            Insurance Company

  Grantee                  ADHI                      Horizon Pointe         Swan Lake Investors,
                           mantrha, LLC              Realty Corp            LLC

  Sale Documentation       Doc# 11261-1133           Doc#10245-1621         Doc#10534-0403

  Verification             CoStar Realty             CoStar Realty          CoStar Realty/AAA
  Telephone Number

ESTIMATED PRO-FORMA:          Total $  $/Unit  $/SF   Total $  $/Unit  $/SF  Total $ $/Unit $/SF
  Potential Gross Income    $1,781,856 $7,424 $10.76  $670,560 $5,239 $6.97    $0      $0   $0.00
  Vacancy/Credit Loss       $   89,093 $  371 $ 0.54  $ 46,939 $  367 $0.49    $0      $0   $0.00
  Effective Gross Income    $1,692,763 $7,053 $10.22  $623,621 $4,872 $6.48    $0      $0   $0.00
  Operating Expenses        $  840,000 $3,500 $ 5.07  $280,000 $2,188 $2.91    $0      $0   $0.00
  Net Operating Income      $  852,763 $3,553 $ 5.15  $343,621 $2,685 $3.57    $0      $0   $0.00

NOTES:                     Good location/curb        Similar neighborhood.  Good location. Well-kept
                           appeal. Higher density    Property is being      property in superior
                           development with some     totally renovated.     condition
                           covered parking. Fair     Now a gated community
                           condition

  PRICE PER UNIT                  $ 34,583                 $ 27,734                  $26,066
  PRICE PER SQUARE FOOT           $  50.12                 $  36.90                  $ 38.55
  EXPENSE RATIO                       49.6%                    44.9%                   N/A
  EGIM                                4.90                     5.69                    N/A
  OVERALL CAP RATE                   10.27%                    9.68%                   N/A
  Cap Rate based on Pro
   Forma or Actual Income?        PRO FORMA                    ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
SUNRUNNER, ST. PETERSBURG, FLORIDA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $25,000 to $34,583 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $31,500 to $39,096 per unit with a mean or average adjusted price of $35,052 per unit. The median adjusted price is $35,084 per unit. Based on the following analysis, we have concluded to a value of $35,000 per unit, which results in an "as is" value of $7,000,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
SUNRUNNER, ST. PETERSBURG, FLORIDA

SALES ADJUSTMENT GRID

                                            COMPARABLE         COMPARABLE        COMPARABLE         COMPARABLE        COMPARABLE
  DESCRIPTION              SUBJECT             I - 1              I - 2             I - 3              I - 4             I - 5
------------------------   ------------  -----------------  ----------------  -----------------  ----------------  ---------------
  Property Name            Sunrunner     Country Crossing   Ashley Square     Falls of Tampa Bay Horizon Park      Swan Lake

  Address                  11400 4th     7903 Holly         5606              4610 North         4900 N            3401 N.
                           Street        Lea Court          Josephine         Armenia Avenue     MacDill           Lakeview
                                                            Court                                Avenue            Drive
  City                     St.           Tampa, FL          Tampa, FL         Tampa, FL          Tampa, FL         Tampa, FL
                           Petersburg,
                           Florida
  Sale Date                              July, 2002         February,         December,          June, 2000        December,
                                                            2002              2001                                 2000
  Sale Price ($)                         $5,800,000         $5,600,000        $8,300,000         $3,550,000        $6,360,000
  Net Rentable Area (SF)   145,272          204,335            198,528           165,600             96,200           165,000
  Number of Units          200                  232                188               240                128               244
  Price Per Unit                         $   25,000         $   29,787        $   34,583         $   27,734        $   26,066
  Year Built               1981                1974               1970              1984               1976              1982
  Land Area (Acre)         16.7000          11.8800             9.4100            5.0290             5.1300           14.0000

VALUE ADJUSTMENTS           DESCRIPTION   DESCRIPTION  ADJ.  DESCRIPTION ADJ.  DESCRIPTION ADJ.   DESCRIPTION ADJ.  DESCRIPTION ADJ.

  Property Rights          Fee Simple    Fee Simple         Fee Simple        Fee Simple         Fee Simple        Fee Simple
  Conveyed                  Estate        Estate       0%    Estate       0%   Estate       0%    Estate       0%   Estate       0%
  Financing                              Cash To            Cash To           Cash To            Cash To           Cash To
                                          Seller       0%    Seller       0%   Seller       0%    Seller       0%   Seller       0%
  Conditions of Sale                     Arm's Length  0%   Arm's         0%  Arm's Length  0%   Arm's Length  0%  Arm's Length  0%
                                                            Length
  Date of Sale (Time)                    07-2002       5%   02-2002       5%  12-2001      10%   06-2000      10%  12-2000      10%
VALUE AFTER TRANS.                           $26,250            $31,277           $38,042            $30,508           $28,672
  ADJUST. ($/UNIT)
  Location                               Inferior      10%  Inferior     10%  Inferior     10%   Inferior     10%  Inferior     10%
  Number of Units          200           232            0%  188           0%  240           0%   128           0%  244           0%
  Quality / Appeal         Good          Comparable     0%  Comparable    0%  Comparable    0%   Comparable    0%  Comparable    0%
  Age / Condition          1981          1974 / Fair   10%  1970 /       10%  1984 /       -5%   1976 /       10%  1982 /        0%
                                                            Average           Average            Average           Average
  Occupancy at Sale        98%           90%            0%  80%          10%  95%          -5%   93%          -5%  Unknown       0%
  Amenities                Good          Comparable     0%  Comparable    0%  Comparable    0%   Comparable    0%  Comparable    0%
  Average Unit Size (SF)   726           881            0%  1,056        -5%  690           0%   752           0%  676           0%
PHYSICAL ADJUSTMENT                                    20%               25%                0%                15%               10%
FINAL ADJUSTED VALUE                          $31,500           $39,096           $38,042            $35,084           $31,539
  ($/UNIT)

SUMMARY

VALUE RANGE (PER UNIT)                                  $31,500      TO      $   39,096
MEAN (PER UNIT)                                         $35,052

MEDIAN (PER UNIT)                                       $35,084
VALUE CONCLUSION (PER UNIT)                             $35,000

VALUE INDICATED BY SALES COMPARISON APPROACH                                 $7,000,000
ROUNDED                                                                      $7,000,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
SUNRUNNER, ST. PETERSBURG, FLORIDA

                             NOI PER UNIT COMPARISON

                                 SALE PRICE                   NOI/       SUBJECT NOI
COMPARABLE           NO. OF      ----------                 --------   --------------   ADJUSTMENT   INDICATED
   NO.                UNITS      PRICE/UNIT        OAR      NOI/UNIT   SUBJ. NOI/UNIT     FACTOR     VALUE/UNIT
----------           ------      ----------       -----     --------   --------------   ----------   ----------
I-1                  232         $5,800,000        9.50%    $551,149     $ 724,046         1.524        $38,097
                                 $   25,000                 $  2,376     $   3,620
I-2                  188         $5,600,000        9.43%    $528,124     $ 724,046         1.289        $38,387
                                 $   29,787                 $  2,809     $   3,620
I-3                  240         $8,300,000       10.27%    $852,763     $ 724,046         1.019        $35,236
                                 $   34,583                 $  3,553     $   3,620
I-4                  128         $3,550,000        9.68%    $343,621     $ 724,046         1.349        $37,401
                                 $   27,734                 $  2,685     $   3,620
I-5                  244         $6,360,000        0.00%                 $ 724,046
                                 $   26,066                              $   3,620

                                   PRICE/UNIT

Low                   High      Average          Median
$35,236             $38,387     $37,280          $37,749

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                $    36,000
Number of Units                                 200

                                        -----------
Value Based on NOI Analysis             $ 7,200,000
                            Rounded     $ 7,200,000

The adjusted sales indicate a range of value between $35,236 and $38,387 per unit, with an average of $37,280 per unit. Based on the subject's competitive position within the improved sales, a value of $36,000 per unit is estimated. This indicates an "as is" market value of $7,200,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
SUNRUNNER, ST. PETERSBURG, FLORIDA

                          EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                       SALE PRICE
COMPARABLE     NO. OF  ----------     EFFECTIVE   OPERATING               SUBJECT
    NO.        UNITS   PRICE/UNIT   GROSS INCOME  EXPENSE       OER    PROJECTED OER  EGIM
----------     ------  ----------   ------------  ---------   ------   -------------  ----
I-1             232    $5,800,000    $ 1,444,349  $ 893,200    61.84%                 4.02
                       $   25,000
I-2             188    $5,600,000    $ 1,246,848  $ 718,724    57.64%                 4.49
                       $   29,787
I-3             240    $8,300,000    $ 1,692,763  $ 840,000    49.62%                 4.90
                                                                          47.18%
                       $   34,583
I-4             128    $3,550,000    $   623,621  $ 280,000    44.90%                 5.69
                       $   27,734
I-5             244    $6,360,000
                       $   26,066

                                      EGIM

Low           High       Average       Median
4.02          5.69        4.78          4.70

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                 4.75
Subject EGI                             $1,465,312


                                        ----------
Value Based on EGIM Analysis            $6,960,232
                         Rounded        $7,000,000

             Value Per Unit             $   35,000


There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 47.18% before reserves. The comparable sales indicate a range of expense ratios from 44.90% to 61.84%, while their EGIMs range from 4.02 to 5.69. Overall, we conclude to an EGIM of 4.75, which results in an "as is" value estimate in the EGIM Analysis of $7,000,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $7,000,000.

Price Per Unit                   $7,000,000
NOI Per Unit                     $7,200,000
EGIM Analysis                    $7,000,000

Sales Comparison Conclusion      $7,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
SUNRUNNER, ST. PETERSBURG, FLORIDA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
SUNRUNNER, ST. PETERSBURG, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                Average
                            Unit Area    ---------------------
  Unit Type                 (Sq. Ft.)    Per Unit       Per SF   % Occupied
--------------              ---------    --------       ------   ----------
1A10 - 1Br/1Ba                 600         $532         $0.89      100.0%
1B10 - 1Br/1Ba                 615         $543         $0.88       87.5%
1C10 - 1Br/1Ba                 703         $613         $0.87      100.0%
2A20 - 2Br/2Ba                 810         $651         $0.80       97.9%
2B20 - 2Br/2Ba                 860         $731         $0.85      100.0%
2C20 - 2Br/2Ba                 903         $702         $0.78       96.5%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
SUNRUNNER, ST. PETERSBURG, FLORIDA

                                  RENT ANALYSIS

                                                                   COMPARABLE RENTS
                                                 ---------------------------------------------------
                                                    R-1        R-2      R-3        R-4       R-5
                                                 ---------  --------  --------  --------  ----------
                                                            Lincoln    Camden   Lakeside
                                                 Sandpiper  Shores     Lakes    Village   Crosswinds
                                                 ---------------------------------------------------
                                                               COMPARISON TO SUBJECT
                               SUBJECT  SUBJECT  ---------------------------------------------------
                 SUBJECT UNIT  ACTUAL   ASKING   Slightly             Slightly  Slightly
  DESCRIPTION        TYPE       RENT     RENT    Inferior   Superior  Superior  Inferior   Superior     MIN    MAX    MEDIAN AVERAGE
---------------- ------------  -------  -------  ---------  --------  --------  --------  ----------  ------  ------  ------ -------
Monthly Rent     1A10 -        $  532   $ 583      $  554   $   585   $   600   $   525    $   620    $  525  $  620  $  585  $  577
                 1Br/1Ba
Unit Area (SF)                    600     600         683       550       600       618        600       550     683     600     610
Monthly Rent Per
  Sq. Ft.                      $ 0.89   $0.97      $ 0.81   $  1.06   $  1.00   $  0.85    $  1.03    $ 0.81  $ 1.06  $ 1.00  $ 0.95

Monthly Rent     1B10 -        $  543   $ 579      $  539   $   608   $   618   $   525    $   629    $  525  $  629  $  608  $  584
                 1Br/1Ba

Unit Area (SF)                    615     615         694       650       615       618        615       615     694     618     638
Monthly Rent Per
  Sq. Ft.                      $ 0.88   $0.94      $ 0.78   $  0.94   $  1.00   $  0.85    $  1.02    $ 0.78  $ 1.02  $ 0.94  $ 0.92

Monthly Rent     1C10 -        $  613   $ 645      $  539   $   608   $   665   $   525    $   682    $  525  $  682  $  608  $  604
                 1Br/1Ba

Unit Area (SF)                    703     703         694       650       726       618        726       618     726     694     683
Monthly Rent Per
  Sq. Ft.                      $ 0.87   $0.92      $ 0.78   $  0.94   $  0.92   $  0.85    $  0.94    $ 0.78  $ 0.94  $ 0.92  $ 0.88

Monthly Rent     2A20 -        $  651   $ 698      $  769   $   880   $   730   $   625    $   775    $  625  $  880  $  769  $  756
                 2Br/2Ba

Unit Area (SF)                    810     810         962     1,000       810       790        810       790   1,000     810     874
Monthly Rent Per
  Sq. Ft.                      $ 0.80   $0.86      $ 0.80   $  0.88   $  0.90   $  0.79    $  0.96    $ 0.79  $ 0.96  $ 0.88  $ 0.87

Monthly Rent     2B20 -        $  731   $ 769      $  769   $   775   $   833   $   645    $   840    $  645  $  840  $  775  $  772
                 2Br/2Ba

Unit Area (SF)                    860     860         962       920       885       855        903       855     962     903     905
Monthly Rent Per
  Sq. Ft.                      $ 0.85   $0.89      $ 0.80   $  0.84   $  0.94   $  0.75    $  0.93    $ 0.75  $ 0.94  $ 0.84  $ 0.85

Monthly Rent     2C20 -        $  702   $ 739      $  769   $   880   $   770   $   865    $   840    $  769  $  880  $  840  $  825
                 2Br/2Ba

Unit Area (SF)                    903     903         962     1,000       903     1,188        903       903   1,188     962     991
Monthly Rent Per
  Sq. Ft.                      $ 0.78   $0.82      $ 0.80   $  0.88   $  0.85   $  0.73    $  0.93    $ 0.73  $ 0.93  $ 0.85  $ 0.84

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                      Market Rent
                                      Unit Area   -------------------       Monthly      Annual
  Unit Type         Number of Units   (Sq. Ft.)   Per Unit     Per SF        Income      Income
--------------      ---------------   ---------   --------     ------       -------      ------
1A10 - 1Br/1Ba            72             600        $535       $0.89       $ 38,520    $  462,240
1B10 - 1Br/1Ba             8             615        $545       $0.89       $  4,360    $   52,320
1C10 - 1Br/1Ba            32             703        $615       $0.87       $ 19,680    $  236,160
2A20 - 2Br/2Ba            48             810        $650       $0.80       $ 31,200    $  374,400
2B20 - 2Br/2Ba             8             860        $735       $0.85       $  5,880    $   70,560
2C20 - 2Br/2Ba            32             903        $750       $0.83       $ 24,000    $  288,000
                                                               Total       $123,640    $1,483,680

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
SUNRUNNER, ST. PETERSBURG, FLORIDA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                           FISCAL YEAR     2000     FISCAL YEAR      2001     FISCAL YEAR      2002
                           -----------------------  ------------------------  ------------------------
                                    ACTUAL                   ACTUAL                    ACTUAL
                           -----------------------   -----------------------   -----------------------
    DESCRIPTION               TOTAL      PER UNIT      TOTAL       PER UNIT       TOTAL      PER UNIT
------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $1,430,117   $    7,151   $1,477,593   $    7,388   $1,447,480   $    7,237

  Vacancy                  $   43,780   $      219   $   59,194   $      296   $   90,643   $      453
  Credit Loss/Concessions  $   46,698   $      233   $   56,859   $      284   $   31,449   $      157
                           ---------------------------------------------------------------------------
    Subtotal               $   90,478   $      452   $  116,053   $      580   $  122,092   $      610

  Laundry Income           $   22,660   $      113   $   25,998   $      130   $   20,033   $      100
  Garage Revenue           $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue      $   70,494   $      352   $   98,355   $      492   $  114,183   $      571
                           ---------------------------------------------------------------------------
    Subtotal Other Income  $   93,154   $      466   $  124,353   $      622   $  134,216   $      671

                           ---------------------------------------------------------------------------
Effective Gross Income     $1,432,793   $    7,164   $1,485,893   $    7,429   $1,459,604   $    7,298

Operating Expenses
  Taxes                    $  150,113   $      751   $  146,601   $      733   $  152,673   $      763
  Insurance                $   34,451   $      172   $   90,678   $      453   $   53,318   $      267
  Utilities                $   76,865   $      384   $   76,516   $      383   $   77,142   $      386
  Repair & Maintenance     $   23,840   $      119   $   23,758   $      119   $   10,094   $       50
  Cleaning                 $   36,957   $      185   $   33,874   $      169   $   51,909   $      260
  Landscaping              $   65,662   $      328   $   64,683   $      323   $   69,109   $      346
  Security                 $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing      $   25,109   $      126   $   20,149   $      101   $   15,161   $       76
  General Administrative   $  180,975   $      905   $  200,976   $    1,005   $  155,939   $      780
  Management               $   74,487   $      372   $   79,577   $      398   $   73,524   $      368
  Miscellaneous            $        0   $        0   $        0   $        0   $        0   $        0

                           ---------------------------------------------------------------------------
Total Operating Expenses   $  668,459   $    3,342   $  736,812   $    3,684   $  658,869   $    3,294

  Reserves                 $        0   $        0   $        0   $        0   $        0   $        0
                           ---------------------------------------------------------------------------
Net Income                 $  764,334   $    3,822   $  749,081   $    3,745   $  800,735   $    4,004


                             FISCAL YEAR     2003      ANNUALIZED      2003
                             -----------------------   -----------------------
                                MANAGEMENT BUDGET            PROJECTION                      AAA PROJECTION
                             -----------------------   -----------------------   ----------------------------------
    DESCRIPTION                TOTAL       PER UNIT       TOTAL      PER UNIT      TOTAL       PER UNIT        %
-------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income              $1,499,000   $    7,495   $1,468,960   $    7,345   $1,483,680   $    7,418     100.0%

  Vacancy                    $   67,457   $      337   $  103,676   $      518   $   89,021   $      445       6.0%
  Credit Loss/Concessions    $   44,400   $      222   $   92,492   $      462   $   59,347   $      297       4.0%
                             -------------------------------------------------------------------------------------
    Subtotal                 $  111,857   $      559   $  196,168   $      981   $  148,368   $      742      10.0%

  Laundry Income             $   36,000   $      180   $   17,052   $       85   $   20,000   $      100       1.3%
  Garage Revenue             $        0   $        0   $        0   $        0   $        0   $        0       0.0%
  Other Misc. Revenue        $  102,000   $      510   $  109,344   $      547   $  110,000   $      550       7.4%
                             -------------------------------------------------------------------------------------
    Subtotal Other Income    $  138,000   $      690   $  126,396   $      632   $  130,000   $      650       8.8%
                             -------------------------------------------------------------------------------------
Effective Gross Income       $1,525,143   $    7,626   $1,399,188   $    6,996   $1,465,312   $    7,327     100.0%

Operating Expenses
  Taxes                      $  169,355   $      847   $  169,588   $      848   $  170,000   $      850      11.6%
  Insurance                  $   53,180   $      266   $   63,296   $      316   $   60,000   $      300       4.1%
  Utilities                  $   78,000   $      390   $   90,132   $      451   $   80,000   $      400       5.5%
  Repair & Maintenance       $   14,400   $       72   $   19,408   $       97   $   20,000   $      100       1.4%
  Cleaning                   $   45,600   $      228   $   43,620   $      218   $   48,000   $      240       3.3%
  Landscaping                $   69,600   $      348   $   64,480   $      322   $   70,000   $      350       4.8%
  Security                   $        0   $        0   $        0   $        0   $        0   $        0       0.0%
  Marketing & Leasing        $   16,200   $       81   $   13,932   $       70   $   15,000   $       75       1.0%
  General Administrative     $  154,480   $      772   $  145,788   $      729   $  155,000   $      775      10.6%
  Management                 $   77,037   $      385   $   69,216   $      346   $   73,266   $      366       5.0%
  Miscellaneous              $        0   $        0   $        0   $        0   $        0   $        0       0.0%

                             -------------------------------------------------------------------------------------
Total Operating Expenses     $  677,852   $    3,389   $  679,460   $    3,397   $  691,266   $    3,456      47.2%

  Reserves                   $        0   $        0   $        0   $        0   $   50,000   $      250       7.2%
                             -------------------------------------------------------------------------------------
Net Income                   $  847,291   $    4,236   $  719,728   $    3,599   $  724,046   $    3,620      49.4%


REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
SUNRUNNER, ST. PETERSBURG, FLORIDA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                   CAPITALIZATION RATES
               ------------------------------------------------------------
                           GOING-IN                       TERMINAL
               -----------------------------    ---------------------------
               LOW                    HIGH      LOW                  HIGH
               ----                   -----     ----                 -----
RANGE          6.00%                  10.00%    7.00%                10.00%
AVERAGE                     8.14%                          8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
SUNRUNNER, ST. PETERSBURG, FLORIDA

                        SUMMARY OF OVERALL
                       CAPITALIZATION RATES

COMP. NO.     SALE DATE     OCCUP.        PRICE/UNIT        OAR
---------     ---------     ------        ----------       ------
  I-1           Jul-02        90%          $25,000          9.50%
  I-2           Feb-02        80%          $29,787          9.43%
  I-3           Dec-01        95%          $34,583         10.27%
  I-4           Jun-00        93%          $27,734          9.68%
  I-5           Dec-00     Unknown         $26,066          N/A
                                            High           10.27%
                                            Low             9.43%
                                            Average         9.72%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.75%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $7,300,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
SUNRUNNER, ST. PETERSBURG, FLORIDA

approximately 36% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
SUNRUNNER, ST. PETERSBURG, FLORIDA

DISCOUNTED CASH FLOW ANALYSIS

                                    SUNRUNNER


              YEAR                    APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
          FISCAL YEAR                     1            2             3             4             5             6
---------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                          $1,483,680    $1,520,772    $1,558,791    $1,597,761    $1,637,705    $1,678,648

  Vacancy                            $   89,021    $   91,246    $   93,527    $   95,866    $   98,262    $  100,719
  Credit Loss                        $   59,347    $   60,831    $   62,352    $   63,910    $   65,508    $   67,146
  Concessions                        $        0    $        0    $        0    $        0    $        0    $        0
                                     --------------------------------------------------------------------------------
    Subtotal                         $  148,368    $  152,077    $  155,879    $  159,776    $  163,771    $  167,865

  Laundry Income                     $   20,000    $   20,500    $   21,013    $   21,538    $   22,076    $   22,628
  Garage Revenue                     $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                $  110,000    $  112,750    $  115,569    $  118,458    $  121,419    $  124,455
                                     --------------------------------------------------------------------------------
      Subtotal Other Income          $  130,000    $  133,250    $  136,581    $  139,996    $  143,496    $  147,083
                                     --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME               $1,465,312    $1,501,945    $1,539,493    $1,577,981    $1,617,430    $1,657,866

OPERATING EXPENSES:
  Taxes                              $  170,000    $  175,100    $  180,353    $  185,764    $  191,336    $  197,077
  Insurance                          $   60,000    $   61,800    $   63,654    $   65,564    $   67,531    $   69,556
  Utilities                          $   80,000    $   82,400    $   84,872    $   87,418    $   90,041    $   92,742
  Repair & Maintenance               $   20,000    $   20,600    $   21,218    $   21,855    $   22,510    $   23,185
  Cleaning                           $   48,000    $   49,440    $   50,923    $   52,451    $   54,024    $   55,645
  Landscaping                        $   70,000    $   72,100    $   74,263    $   76,491    $   78,786    $   81,149
  Security                           $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                $   15,000    $   15,450    $   15,914    $   16,391    $   16,883    $   17,389

  General Administrative             $  155,000    $  159,650    $  164,440    $  169,373    $  174,454    $  179,687
  Management                         $   73,266    $   75,097    $   76,975    $   78,899    $   80,872    $   82,893
  Miscellaneous                      $        0    $        0    $        0    $        0    $        0    $        0
                                     --------------------------------------------------------------------------------

TOTAL OPERATING EXPENSES             $  691,266    $  711,637    $  732,611    $  754,204    $  776,436    $  799,325

  Reserves                           $   50,000    $   51,500    $   53,045    $   54,636    $   56,275    $   57,964
                                     --------------------------------------------------------------------------------

NET OPERATING INCOME                 $  724,046    $  738,808    $  753,838    $  769,140    $  784,719    $  800,578
  Operating Expense Ratio (% of EGI)       47.2%         47.4%         47.6%         47.8%         48.0%         48.2%
  Operating Expense Per Unit         $    3,456    $    3,558    $    3,663    $    3,771    $    3,882    $    3,997


              YEAR                      APR-2010       APR-2011       APR-2012     APR-2013     APR-2014
          FISCAL YEAR                       7              8              9           10           11
----------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                             $1,720,614    $1,763,629    $1,807,720    $1,852,913    $1,899,236

  Vacancy                               $  103,237    $  105,818    $  108,463    $  111,175    $  113,954
  Credit Loss                           $   68,825    $   70,545    $   72,309    $   74,117    $   75,969
  Concessions                           $        0    $        0    $        0    $        0    $        0
                                        ------------------------------------------------------------------
    Subtotal                            $  172,061    $  176,363    $  180,772    $  185,291    $  189,924
  Laundry Income                        $   23,194    $   23,774    $   24,368    $   24,977    $   25,602
  Garage Revenue                        $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                   $  127,566    $  130,755    $  134,024    $  137,375    $  140,809
                                        ------------------------------------------------------------------
       Subtotal Other Income            $  150,760    $  154,529    $  158,392    $  162,352    $  166,411
                                        ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                  $1,699,313    $1,741,795    $1,785,340    $1,829,974    $1,875,723

OPERATING EXPENSES:
  Taxes                                 $  202,989    $  209,079    $  215,351    $  221,811    $  228,466
  Insurance                             $   71,643    $   73,792    $   76,006    $   78,286    $   80,635
  Utilities                             $   95,524    $   98,390    $  101,342    $  104,382    $  107,513
  Repair & Maintenance                  $   23,881    $   24,597    $   25,335    $   26,095    $   26,878
  Cleaning                              $   57,315    $   59,034    $   60,805    $   62,629    $   64,508
  Landscaping                           $   83,584    $   86,091    $   88,674    $   91,334    $   94,074
  Security                              $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                   $   17,911    $   18,448    $   19,002    $   19,572    $   20,159
  General Administrative                $  185,078    $  190,630    $  196,349    $  202,240    $  208,307
  Management                            $   84,966    $   87,090    $   89,267    $   91,499    $   93,786
  Miscellaneous                         $        0    $        0    $        0    $        0    $        0
                                        ------------------------------------------------------------------

TOTAL OPERATING EXPENSES                $  822,890    $  847,152    $  872,131    $  897,849    $  924,326

  Reserves                              $   59,703    $   61,494    $   63,339    $   65,239    $   67,196

NET OPERATING INCOME                    $  816,720    $  833,150    $  849,871    $  866,887    $  884,201
                                        ------------------------------------------------------------------
  Operating Expense Ratio (% of EGI)          48.4%         48.6%         48.8%         49.1%         49.3%
  Operating Expense Per Unit            $    4,114    $    4,236    $    4,361    $    4,489    $    4,622

Estimated Stabilized NOI             $  724,046           Sales Expense Rate              2.00%
Months to Stabilized                          1           Discount Rate                  12.00%
Stabilized Occupancy                       94.0%          Terminal Cap Rate              10.50%

Gross Residual Sale Price      $8,420,961       Deferred Maintenance        $        0
  Less: Sales Expense          $  168,419       Add: Excess Land            $        0
                               ----------
Net Residual Sale Price        $8,252,542       Other Adjustments           $        0
                                                                            ----------
PV of Reversion                $2,657,098       Value Indicated By "DCF"    $7,314,489
Add: NPV of NOI                $4,657,391                      Rounded      $7,300,000
                               ----------
PV Total                       $7,314,489

                          "DCF" VALUE SENSITIVITY TABLE

                                                   DISCOUNT RATE
                      ------------------------------------------------------------------------
     TOTAL VALUE         11.50%        11.75%          12.00%           12.25%         12.50%
----------------------------------------------------------------------------------------------
TERMINAL    10.00%    $7,682,594    $7,563,704      $7,447,344       $7,333,450     $7,221,962
CAP RATE    10.25%    $7,611,433    $7,494,119      $7,379,296       $7,266,903     $7,156,879
            10.50%    $7,543,660    $7,427,847      $7,314,489       $7,203,525     $7,094,895
            10.75%    $7,479,039    $7,364,658      $7,252,696       $7,143,094     $7,035,795
            11.00%    $7,417,356    $7,304,340      $7,193,712       $7,085,411     $6,979,380

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
SUNRUNNER, ST. PETERSBURG, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.75% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
SUNRUNNER, ST. PETERSBURG, FLORIDA

                                    SUNRUNNER

                                                       TOTAL      PER Sq. Ft.  PER UNIT    % OF EGI
---------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                                        $1,483,680    $   10.21    $   7,418

   Less: Vacancy & Collection Loss     10.00%       $  148,368    $    1.02    $     742

   Plus: Other Income
      Laundry Income                                $   20,000    $    0.14    $     100     1.36%
      Garage Revenue                                $        0    $    0.00    $       0     0.00%
      Other Misc. Revenue                           $  110,000    $    0.76    $     550     7.51%
                                                    ---------------------------------------------
           Subtotal Other Income                    $  130,000    $    0.89    $     650     8.87%

EFFECTIVE GROSS INCOME                              $1,465,312    $   10.09    $   7,327

OPERATING EXPENSES:
   Taxes                                            $  170,000    $    1.17    $     850    11.60%
   Insurance                                        $   60,000    $    0.41    $     300     4.09%
   Utilities                                        $   80,000    $    0.55    $     400     5.46%
   Repair & Maintenance                             $   20,000    $    0.14    $     100     1.36%
   Cleaning                                         $   48,000    $    0.33    $     240     3.28%
   Landscaping                                      $   70,000    $    0.48    $     350     4.78%
   Security                                         $        0    $    0.00    $       0     0.00%
   Marketing & Leasing                              $   15,000    $    0.10    $      75     1.02%
   General Administrative               5.00%       $  155,000    $    1.07    $     775    10.58%
   Management                                       $   73,266    $    0.50    $     366     5.00%
   Miscellaneous                                    $        0    $    0.00    $       0     0.00%

TOTAL OPERATING EXPENSES                            $  691,266    $    4.76    $   3,456    47.18%

   Reserves                                         $   50,000    $    0.34    $     250     3.41%
                                                    ---------------------------------------------
NET OPERATING INCOME                                $  724,046    $    4.98    $   3,620    49.41%
                                                    ---------------------------------------------
   "GOING IN" CAPITALIZATION RATE                         9.75%

   VALUE INDICATION                                 $7,426,117    $   51.12    $  37,131

   "AS IS" VALUE INDICATION

       (DIRECT CAPITALIZATION APPROACH)             $7,426,117

                  ROUNDED                           $7,400,000    $   50.94    $  37,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
SUNRUNNER, ST. PETERSBURG, FLORIDA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE       VALUE       ROUNDED      $/UNIT    $/SF
-------------------------------------------------------
 9.00%      $8,044,960   $8,000,000    $40,000   $55.07
 9.25%      $7,827,529   $7,800,000    $39,000   $53.69
 9.50%      $7,621,541   $7,600,000    $38,000   $52.32
 9.75%      $7,426,117   $7,400,000    $37,000   $50.94
10.00%      $7,240,464   $7,200,000    $36,000   $49.56
10.25%      $7,063,867   $7,100,000    $35,500   $48.87
10.50%      $6,895,680   $6,900,000    $34,500   $47.50

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $7,400,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis            $7,300,000
Direct Capitalization Method             $7,400,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $7,300,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
SUNRUNNER, ST. PETERSBURG, FLORIDA

                         RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                        Not Utilized
Sales Comparison Approach                             $7,000,000
Income Approach                                       $7,300,000
Reconciled Value                                      $7,200,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 14, 2003 the market value of the fee simple estate in the property is:

                                   $7,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
SUNRUNNER, ST. PETERSBURG, FLORIDA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SUNRUNNER, ST. PETERSBURG, FLORIDA

                                   EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SUNRUNNER, ST. PETERSBURG, FLORIDA

                               SUBJECT PHOTOGRAPHS

             [PICTURE]                             [PICTURE]

             CLUBHOUSE                      INTERIOR VIEW - CLUBHOUSE

             [PICTURE]                             [PICTURE]

VIEW OVERLOOKING POOL AND TYPICAL       INTERIOR VIEW - FITNESS CENTER
         APARTMENT BUILDING

             [PICTURE]                             [PICTURE]

      INTERIOR VIEW - CLUBROOM             INTERIOR VIEW - LAUNDRY

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
SUNRUNNER, ST. PETERSBURG, FLORIDA

                              SUBJECT PHOTOGRAPHS

             [PICTURE]                             [PICTURE]

    TYPICAL APARTMENT BUILDING                     LAKE VIEW

             [PICTURE]                             [PICTURE]

    TENNIS COURT AND RAQUETBALL                   PLAYGROUND

             [PICTURE]                             [PICTURE]

  INTERIOR VIEWS - MODEL APARTMENT    INTERIOR VIEWS - MODEL APARTMENT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SUNRUNNER, ST. PETERSBURG, FLORIDA

                                    EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SUNRUNNER, ST. PETERSBURG, FLORIDA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1          COMPARABLE I-2            COMPARABLE I-3
   COUNTRY CROSSING          ASHLEY SQUARE           FALLS OF TAMPA BAY
7903 Holly Lea Court     5606 Josephine Court    4610 North Armenia Avenue
       Tampa, FL              Tampa, FL                  Tampa, FL

      [PICTURE]                [PICTURE]                 [PICTURE]

    COMPARABLE I-4          COMPARABLE I-5
     HORIZON PARK             SWAN LAKE
4900 N MacDill Avenue   3401 N. Lakeview Drive
      Tampa, FL               Tampa, FL

     [PICTURE]                [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SUNRUNNER, ST. PETERSBURG, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                COMPARABLE
  DESCRIPTION                                 SUBJECT                                             R - 1
---------------------------- ---------------------------------------------  ----------------------------------------------
  Property Name              Sunrunner                                      Sandpiper
  Management Company         Aimco                                          Aimco
LOCATION:
  Address                    11400 4th Street                               10501 3rd Street North
  City, State                St. Petersburg, Florida                        St. Petersburg, FL
  County                     Pinellas                                       Pinellas
  Proximity to Subject                                                      0.5-mile south of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)     145,272                                        261,648
  Year Built                 1981                                           1975, 1984
  Effective Age              22                                             23
  Building Structure Type    Wood/Stucco                                    Wood/Stucco
  Parking Type (Gr., Cov.,   Open                                           Open
  etc.)
  Number of Units            200                                            276
  Unit Mix:                             Type          Unit Qty.   Mo. Rent      Type                Unit   Qty.     Mo.
                              1 1A10 - 1Br/1Ba        600   72      $532     1 1Br/1BA               683    28     $554
                              2 1B10 - 1Br/1Ba        615    8      $543     2 1Br/1BA               694    40     $539
                              3 1C10 - 1Br/1Ba        703   32      $613     3 1Br/1BA               694    40     $539
                              4 2A20 - 2Br/2Ba        810   48      $651     4 2Br/2Ba               962    47     $769
                              5 2B20 - 2Br/2Ba        860    8      $731     5 2Br/2Ba               962    47     $769
                              6 2C20 - 2Br/2Ba        903   32      $702     6 2Br/2Ba               962    47     $769
  Average Unit Size (SF)     726
  Unit Breakdown:               Efficiency            2-Bedroom     44%     Efficiency              2-Bedroom     61%
                                1-Bedroom       56%   3-Bedroom             1-Bedroom 39%           3-Bedroom
CONDITION:                   Average                                        Average
APPEAL:                      Average                                        Average
AMENITIES:
  Unit Amenities                    Attach. Garage         Vaulted Ceiling         Attach. Garage          Vaulted Ceiling

                               X    Balcony                                   X    Balcony
                                    Fireplace                                      Fireplace
                                    Cable TV Ready                            X    Cable TV Ready
  Project Amenities            X    Swimming Pool                             X    Swimming Pool
                                    Spa/Jacuzzi        X   Car Wash                Spa/Jacuzzi        X    Car Wash
                               X    Basketball Court       BBQ Equipment      X    Basketball Court        BBQ Equipment
                                    Volleyball Court       Theater Room            Volleyball Court        Theater Room
                               X    Sand Volley Ball       Meeting Hall       X    Sand Volley Ball        Meeting Hall
                               X    Tennis Court           Secured Parking    X    Tennis Court            Secured Parking
                               X    Racquet Ball       X   Laundry Room       X    Racquet Ball       X    Laundry Room
                                    Jogging Track          Business Office         Jogging Track           Business Office

                               X    Gym Room           X   Freshwater Lake    X    Gym Room           X    Freshwater Lake

OCCUPANCY:                   98%                                            96%
LEASING DATA:
  Available Leasing Terms    6 to 12 months                                 6 to 12 months
  Concessions                Limited, based on unit
                             availability
  Pet Deposit                Yes                                            Yes
  Utilities Paid by Tenant:    X    Electric            X  Natural Gas      X      Electric           X    Natural Gas
                                    Water                  Trash                   Water                   Trash
  Confirmation               Manager                                        Manager and AIMCO
  Telephone Number           727-577-1888                                   727-576-1289

NOTES:                                                                      Nearby property also managed by AIMCO.
                                                                            Slightly less curb appeal than the subject.
                                                                            Built in two stages during 1974-75 and
                                                                            1984, per assessor's records.

                                                                            Rents shown are base rate for unit type. Add up
                                                                            to $30/month to each unit type for
                                                                            premiums

  COMPARISON TO SUBJECT:                                                    Slightly Inferior

                                                COMPARABLE                                         COMPARABLE
  DESCRIPTION                                     R - 2                                               R - 3
--------------------------     -------------------------------------------       --------------------------------------------
  Property Name                Lincoln Shores                                    Camden Lakes
  Management Company           Lincoln Property Management                       Camden
LOCATION:
  Address                      11601 4th Street                                  11401 N 9th Street
  City, State                  St. Petersburg, FL                                St. Petersburg, FL
  County                       Pinellas                                          Pinellas
  Proximity to Subject         Across the street                                 Adjacent
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)       473,881                                           503,616
  Year Built                   1984                                              1983
  Effective Age                19                                                20
  Building Structure Type      Brick/stucco                                      Wood/stucco
  Parking Type (Gr., Cov.,     Open, plus some garages                           Open
  etc.)
  Number of Units              631                                               688
  Unit Mix:                          Type                  Unit   Qty. Mo.            Type              Unit   Qty.   Mo.
                                1 1Br/1BA                   550   144  $585       1 1Br/1BA              600    202   $600
                                2 1Br/1BA                   650   160  $608       2 1Br/1BA              615    54    $618
                                3 1Br/1BA                   650   160  $608       3 1Br/1BA              726    128   $665
                                4 2Br/2Ba                 1,000   176  $880       4 2Br/2Ba              810    192   $730
                                5 2Br/2Ba, Loft             920     7  $775       5 2Br/2Ba, Loft        885    16    $833
                                6 2Br/2Ba                 1,000   176  $880       6 2Br/2Ba              903    96    $770
  Average Unit Size (SF)       784                                                732
  Unit Breakdown:                Efficiency              2-Bedroom      29%         Efficiency           2-Bedroom    44%
                                 1-Bedroom     71%       3-Bedroom                  1-Bedroom 56%        3-Bedroom
CONDITION:                     Slightly Superior                                 Average
APPEAL:                        Good                                              Average
AMENITIES:
  Unit Amenities                 X    Attach. Garage          Vaulted Ceiling           Attach. Garage          Vaulted Ceiling
                                 X    Balcony                                     X     Balcony
                                 X    Fireplace                                         Fireplace
                                 X    Cable TV Ready                              X     Cable TV Ready
  Project Amenities              X    Swimming Pool                               X     Swimming Pool
                                      Spa/Jacuzzi         X   Car Wash                  Spa/Jacuzzi       X     Car Wash
                                 X    Basketball Court        BBQ Equipment       X     Basketball Court        BBQ Equipment
                                      Volleyball Court        Theater Room              Volleyball Court        Theater Room
                                 X    Sand Volley Ball        Meeting Hall        X     Sand Volley Ball        Meeting Hall
                                 X    Tennis Court            Secured Parking     X     Tennis Court            Secured Parking
                                 X    Racquet Ball        X   Laundry Room        X     Racquet Ball      X     Laundry Room
                                      Jogging Track       X   Business Office           Jogging Track     X     Business Office
                                 X    Gym Room            X   Freshwater Lake     X     Gym Room          X     Freshwater Lake

OCCUPANCY:                     90%                                               92%
LEASING DATA:
  Available Leasing Terms      6 to 13 months                                    6 to 12 months
  Concessions                  $99 move-in special, free rent select units       Free rent on selected units
  Pet Deposit                  Yes                                               Yes
  Utilities Paid by Tenant:      X    Electric            X   Natural Gas         X     Electric         X      Natural Gas
                                      Water                   Trash                     Water                   Trash
  Confirmation                 Leasing Agent                                     Leasing Agent
  Telephone Number             727-577-5553                                      727-577-7557
NOTES:                         Nearby property. Large but well-maintained and    Nearby property. Large but well-maintained
                               attractive. Gated community.                      attractive. Slightly better curb appeal.
                               Floor plans are the same as those offered at the
                               subject property. Slightly better curb appeal.

                               Rents shown are avg rate of the range for each    Rents shown are avg rate of the range for
                               unit type                                         each unit type

  COMPARISON TO SUBJECT:       Superior                                          Slightly Superior

                                                    COMPARABLE                                       COMPARABLE
  DESCRIPTION                                         R - 4                                             R - 5
--------------------------       -----------------------------------------------  ----------------------------------------------
  Property Name                  Lakeside Village                                 Crosswinds
  Management Company             Consolidated Management                          Equity Residential
LOCATION:
  Address                        502 N 116th Avenue                               500 110th Avenue North
  City, State                    St. Petersburg, FL                               St. Petersburg, FL
  County                         Pinellas                                         Pinellas
  Proximity to Subject           Across the street                                Less than one mile
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)         239,552                                          154,128
  Year Built                     1972                                             1987
  Effective Age                  31                                               16
  Building Structure Type        Wood/stucco                                      Wood/stucco
  Parking Type (Gr., Cov.,       Open                                             Open
  etc.)
  Number of Units                304                                              208
  Unit Mix:                           Type               Unit   Qty.      Mo.          Type               Unit   Qty.   Mo.
                                  1 1Br/1BA               618    64       $525     1 1Br/1BA              600    48     $620
                                  2 1Br/1BA               618    64       $525     2 1Br/1BA              615    16     $629
                                  3 1Br/1BA               618    64       $525     3 1Br/1BA              726    48     $682
                                  4 2Br/2Ba               790    72       $625     4 2Br/2Ba              810    64     $775
                                  5 2Br/2Ba, Loft         855    44       $645     5 2Br/2Ba              903    32     $840
                                  6 2Br/2Ba               1,188  20       $865     6 2Br/2Ba              903    32     $840
  Average Unit Size (SF)          722                                              763
  Unit Breakdown:                   Efficiency             2-Bedroom      50%        Efficiency            2-Bedroom    46%
                                    1-Bedroom 50%          3-Bedroom                 1-Bedroom     54%     3-Bedroom
Condition:                       Average                                          Average
Appeal:                          Average                                          Average
Amenities:
  Unit Amenities                        Attach. Garage           Vaulted Ceiling        Attach. Garage           Vaulted Ceiling

                                  X     Balcony           X                        X    Balcony
                                        Fireplace                                       Fireplace
                                  X     Cable TV Ready                             X    Cable TV Ready
  Project Amenities               X     Swimming Pool                              X    Swimming Pool
                                        Spa/Jacuzzi       X      Car Wash               Spa/Jacuzzi       X      Car Wash
                                        Basketball Court         BBQ Equipment          Basketball Court         BBQ Equipment
                                        Volleyball Court         Theater Room           Volleyball Court         Theater Room
                                  X     Sand Volley Ball         Meeting Hall           Sand Volley Ball         Meeting Hall
                                  X     Tennis Court             Secured Parking   X    Tennis Court             Secured Parking
                                        Racquet Ball      X      Laundry Room           Racquet Ball      X      Laundry Room
                                        Jogging Track            Business Office        Jogging Track            Business Office
                                  X     Gym Room          X      Freshwater Lake   X    Gym Room          X      Freshwater Lake
OCCUPANCY:                       94%                                              95%
LEASING DATA:
  Available Leasing Terms        6 to 12 months                                   6 to 12 months
  Concessions                    One month free rent                              None currently
  Pet Deposit                    Yes                                              Yes
  Utilities Paid by Tenant:       X     Electric          X      Natural Gas       X    Electric          X      Natural Gas
                                        Water                    Trash                  Water                    Trash
  Confirmation                   Leasing Agent                                    Leasing Agent
  Telephone Number               727-576-5296
NOTES:                           Nearby property. Well maintained.                Nearby property offering the same floor Plans
                                 This property does offer washer/dryer            as those at the subject property Very
                                 connections.                                     comparable but slightly better curb appeal
                                                                                  and appears to be in better overall
                                                                                  condition.
                                 Rents shown are avg rate of the range for each   Rents shown are avg rate of the range for each
                                 unit type                                        unit type

  COMPARISON TO SUBJECT:         Slightly Inferior                                Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
SUNRUNNER, ST. PETERSBURG, FLORIDA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

    COMPARABLE R-1              COMPARABLE R-2           COMPARABLE R-3
      SANDPIPER                 LINCOLN SHORES            CAMDEN LAKES
10501 3rd Street North         11601 4th Street        11401 N 9th Street
  St. Petersburg, FL          St. Petersburg, FL       St. Petersburg, FL

      [PICTURE]                   [PICTURE]                 [PICTURE]

    COMPARABLE R-4            COMPARABLE R-5
   LAKESIDE VILLAGE              CROSSWINDS
  502 N 116th Avenue        500 110th Avenue North
  St. Petersburg, FL          St. Petersburg, FL

      [PICTURE]                   [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SUNRUNNER, ST. PETERSBURG, FLORIDA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SUNRUNNER, ST. PETERSBURG, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SUNRUNNER, ST. PETERSBURG, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
SUNRUNNER, ST. PETERSBURG, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
SUNRUNNER, ST. PETERSBURG, FLORIDA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief

         The statements of fact contained in this report are true and correct.

         The report analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the impartial and unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc., and I personally have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         The engagement of American Appraisal Associates, Inc., and myself personally in this assignment and compensation for American Appraisal Associates, Inc., are not contingent on the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

         I personally inspected the property that is the subject of this report.

         No one provided me with significant real property appraisal.

                                               -s- Alice MacQueen
                                     -----------------------------------------
                                                  Alice MacQueen
                                          Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                                   #RZ0002202

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SUNRUNNER, ST. PETERSBURG, FLORIDA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SUNRUNNER, ST. PETERSBURG, FLORIDA

                                 ALICE MACQUEEN

                VICE PRESIDENT AND PRINCIPAL, REAL ESTATE GROUP

POSITION Alice MacQueen serves as a Vice President and Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation           Ms. MacQueen specializes in the appraisal of investment
                      real estate and is annually involved in the valuation of several billion dollars of real property. The purposes of these valuations include allocation of purchase price, charitable donation, financing, purchase, sale, and syndication. She has also been involved in land planning analyses for major mixed-use developments.

                      She has appraised various types of real estate including congregate care facilities, industrial properties, manufacturing facilities, office buildings, recreational subdivisions and planned unit developments, single- and multifamily residential properties, and shopping centers. Special-purpose properties she has appraised include campgrounds, churches, country clubs, golf courses, historic landmarks, proprietary cemeteries, and schools.

                      In addition to market value opinions, Ms. MacQueen has provided feasibility and highest and best use studies. She has also been involved in several research projects, providing background studies involving major property tax appeal cases. These studies included the impact of inflation, rate of return considerations, sales-assessment ratio analyses, and the applicability of income capitalization to commercial and industrial properties.

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
SUNRUNNER, ST. PETERSBURG, FLORIDA

                      Ms. MacQueen has appraised real estate in 46 U.S. states, Mexico, and Puerto Rico.

  Business Ms. MacQueen joined AAA in 1983. She served as Regional Real Estate Director for the southeastern United States from 1987 to 1992 and as National Director of the Real Estate Valuation Group 1992 through 1995, when she assumed her current position. Before joining the firm, she was involved in property management for five years and spent an additional five years as an appraiser, consultant, and research analyst.

EDUCATION             Realtors Institute of Virginia
                      Greenbrier College for Women - Liberal Arts

STATE CERTIFICATIONS  State of Arizona, Certified General Real Estate Appraiser,
                      #30987

                      State of Florida, Certified General Appraiser, #RZ0002202 State of Georgia, Certified General Real Property Appraiser,
                      #239776

                      State of Minnesota, Certified General Property Appraiser, #AP-20144872

                      State of New Mexico, General Certified,  Appraiser,
                      #001626-G

                      State of Utah, State Certified General Appraiser, #CG00057001

PROFESSIONAL          American Society of Appraisers, Candidate
  AFFILIATIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
SUNRUNNER, ST. PETERSBURG, FLORIDA

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
SUNRUNNER, ST. PETERSBURG, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.